Exhibit 1.1

NI Holdings, Inc.
Up to 10,350,000 Shares

COMMON STOCK
($0.01 Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

[                               ], 2016

Griffin Financial Group, LLC
607 Washington Street
Reading, Pennsylvania 19603

Ladies and Gentlemen:

NI Holdings, Inc., a North Dakota business corporation (“Holdings”), and Nodak Mutual Insurance Company, a North Dakota mutual insurance company (“Nodak Mutual” and together with Holdings, the “Nodak Parties”), hereby confirm, jointly and severally, their agreement (the “Agreement”) with Griffin Financial Group, LLC (the “Agent”), as follows:

1. The Offering. On January 21, 2016, the board of directors of Nodak Mutual adopted a Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering (the “Plan”). The Plan provides for the conversion of Nodak from mutual to stock form (the “Conversion”) and the amendment and restatement of Nodak Mutual’s articles of incorporation, to, among other things change its name to Nodak Insurance Company. The Plan also provides for (a) the formation of Nodak Mutual Group, Inc., a newly-formed North Dakota nonstock corporation (“Nodak Mutual Group”), (b) the issuance of all of the outstanding common stock of Nodak Insurance Company upon completion of the Conversion to Nodak Mutual Group, (c) the formation of Holdings as an intermediate stock holding company that will own 100% of the common stock of Nodak Insurance Company, and (d) the issuance by Holdings of 55% of its outstanding common stock to Nodak Mutual Group in exchange for all of the outstanding capital stock of Nodak Insurance Company.

In connection with the Conversion, Holdings is offering up to 10,350,000 shares (the “Shares”) of its common stock, $0.01 par value (the “Common Stock”), in (i) a subscription offering (the “Subscription Offering”), and, if necessary, (ii) a direct community offering (the “Community Offering”), and (iii) if necessary, a syndicated offering (the “Syndicated Offering”). The Subscription Offering, the Community Offering and the Syndicated Offering are herein sometimes collectively referred to as the “Offering.” The Shares will constitute 45% of the outstanding common stock of Holdings after completion of the Offering.

Holdings will issue the Shares at a purchase price of $10.00 per share (the “Purchase Price”). If the number of Shares is increased or decreased in accordance with the Plan, the term “Shares” shall mean such greater or lesser number, where applicable.

The shares of Common Stock to be offered in the Subscription Offering will be offered pursuant to nontransferable subscription rights in the following order of priority (subject to limitations set forth in the Plan):

•	eligible members of Nodak Mutual, who are the named insureds under policies of insurance issued by Nodak Mutual and in force on January 21, 2016;

•	the Employee Stock Ownership Plan formed by Nodak Mutual (the “ESOP”); and

•	officers, directors, and employees of Nodak Mutual.

Holdings may offer shares of Common Stock for which subscriptions have not been received in the Subscription Offering to the following categories of purchasers (listed in order of priority) in the Community Offering before offering them to the general public:

•	Named insureds under policies of insurance issued by Nodak Mutual after January 21, 2016;

•	Licensed insurance producers appointed by Nodak Mutual;

•	Members of the North Dakota Farm Bureau that are not policyholders of Nodak Mutual;

•	Residents of North Dakota;

•	Licensed insurance producers appointed by Battle Creek Mutual Insurance Company (“Battle Creek”), American West Insurance Company (“American West”), or Primero Insurance Company (“Primero”); and

•	Residents of South Dakota, Minnesota, Nebraska, Nevada and Arizona.

In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, shares not subscribed for in the Subscription Offering or in the Community Offering may be offered in the Syndicated Offering to selected members of the general public on a best-efforts basis through a syndicate of registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”). The Syndicated Offering will be managed by the Agent.

It is acknowledged that the number of Shares to be sold in the Offering may be increased or decreased as described in the Prospectus (as hereinafter defined), that the purchase of Shares in the Offering is subject to maximum and minimum purchase limitations as described in the Prospectus, and that Holdings may reject, in whole or in part, any subscription received in the Community Offering or Syndicated Offering.

Holdings has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 337-01371) in order to register the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder (the “1933 Act Regulations”) and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, including post-effective amendments. The prospectus, as amended, included in the Registration Statement at the time it initially becomes effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by Holdings pursuant to Rule 424(b) or (c) of the 1933 Act Regulations differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time such prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

Concurrently with the execution of this Agreement, Holdings is delivering to the Agent copies of the Prospectus, dated ________, 2016, of Holdings to be used in the Subscription Offering and Community Offering (if any), and, if necessary, will deliver copies of the Prospectus and any prospectus supplement for use in a Syndicated Offering as defined in the Prospectus.

In accordance with Section 26.1-12.2-02(2) of the North Dakota Century Code (the “Century Code”), Nodak Mutual has filed with the North Dakota Insurance Commissioner (the “Commissioner”) an application for conversion and has filed such amendments thereto and supplementary materials as may have been required to the date hereof (such application, as amended to date, is hereinafter referred to as the “Conversion Application”), including a copy of the Proxy Statement for a Special Meeting of the voting members of Nodak Mutual relating to the Conversion (the “Proxy Statement”), the Pro Forma Valuation Report prepared by Feldman Financial, Inc. (the “Appraisal”), and the Prospectus.

2. Appointment of the Agent. Subject to the terms and conditions of this Agreement, the Nodak Parties hereby appoint the Agent as their exclusive financial advisor (i) to consult with and to advise and assist the Nodak Parties with respect to the sale of the Shares in the Offering, (ii) to utilize its best efforts to solicit subscriptions for the Shares and to advise and assist Holdings with respect to the sale of the Shares in the Offering, and (iii) to participate in the Offering in the areas of market making and in syndicate formation (if necessary).

On the basis of the representations, warranties, and agreements of the Nodak Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to consult with and advise the Nodak Parties as to the matters set forth in the letter agreement, dated December 9, 2015, among Nodak Mutual and the Agent (the “Advisory Letter Agreement”) (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Nodak Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as provided in the last Paragraph of this Section 2 and Section 13, the appointment of the Agent hereunder shall terminate upon consummation of the Offering, but in no event later than ______ days after completion of the Subscription Offering (the “End Date”). All fees or expenses due to the Agent but unpaid will be payable to the Agent in same day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Nodak Parties and the Agent may agree to renew this Agreement under mutually acceptable terms.

If selected broker-dealers are used to assist in the sale of Shares in the Syndicated Offering, the Nodak Parties hereby, subject to the terms and conditions of this Agreement, appoint the Agent to manage such broker-dealers in the Syndicated Offering. On the basis of the representations, warranties, and agreements of the Nodak Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Offering.

3. Refund of Purchase Price. In the event that the Offering is not consummated for any reason, including but not limited to the inability of Holdings to sell a minimum of 7,650,000 Shares during the Offering (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan, this Agreement shall terminate and any persons who have subscribed for or placed orders for any of the Shares shall have refunded to them the full amount that has been received from such person, without interest, as provided in the Prospectus. In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to Section 4(a) and (d) hereof.

4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent’s services under this Agreement, the Agent has received or will receive the following fees from the Nodak Parties:

(a)	A retainer (the “Retainer”) in the amount of $100,000, which was already paid. The Retainer shall be credited against the Success Fee described in Section 4(b) hereof.

(b)	A success fee (the “Success Fee”) of 2.0% shall be paid based on the aggregate purchase price of Shares sold in the Subscription Offering and Community Offering. The Retainer and any other amounts paid to the Agent and related persons shall be repaid to the Nodak Parties to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

(c)	If any of the Shares remain available after the Subscription Offering and Community Offering, at the request of the Nodak Parties, the Agent will seek to form a group of approved registered broker-dealer firms (the “Assisting Brokers”) to assist in the sale of such available Shares on a best-efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between Holdings and the Agent. Agent will endeavor to distribute the Shares among dealers in a fashion which best meets the distribution objectives of Holdings and the Plan. The Nodak Parties, in consultation with the Agent, will determine which FINRA member firms will participate in the Syndicated Offering and the extent of their participation. The Agent will be paid a fee pursuant to this Section 4(c) equal to 6.5% of the aggregate Purchase Price of the Shares sold in the Syndicated Offering. From this fee, Agent will pass onto selected broker-dealers who assist in the Syndicated Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than the Agent shall be transmitted by the Agent to such broker/dealer. The decision to utilize selected broker-dealers will be made by Agent upon consultation with the Holdings. All such fees payable under this Section 4(c) shall be in addition to all fees payable under Sections 4(a) and 4(b) and shall be paid at Closing (as defined in Section 5).

(d)	The Nodak Parties will reimburse the Agent, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its conversion agent services not to exceed $10,000 without the written approval of Nodak Mutual. Any amounts paid to the Agent and related persons shall be repaid to the Nodak Parties to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

If this Agreement is terminated in accordance with the provisions of Sections 3, 10, or 14, and the sale of Shares is not consummated, the Agent shall not be entitled to receive the fees set forth in Sections 4(b) and(c), and the Agent will return to the Nodak Parties any amounts advanced to the Agent to the extent not actually incurred by the Agent in accordance with FINRA Rule 5110(f)(2)(C). Any amount paid pursuant to Section 4(a) above shall be applied to any fees due upon termination.

5. Closing. If the minimum number of Shares required to be sold in the Offering pursuant to the Plan are subscribed for or ordered at or before the termination of the Offering, and the other conditions to the completion of the Offering are satisfied, Holdings agrees to issue the Shares at the Closing Time (as hereinafter defined) against payment therefor by the means authorized by the Plan; provided, however, that no funds shall be released to Holdings until the conditions specified in Section 10 hereof have been complied with to the reasonable satisfaction of the Agent. Holdings shall deliver written notice of the issuance of the Shares in accordance with Section 10-19.1-66 of the Century Code in such authorized denominations and registered in such names as may be indicated on the subscription order forms directly to the purchasers thereof as promptly as practicable after the Closing Time. The Closing (the “Closing”) shall be held at the offices of Stevens & Lee, PC, 620 Freedom Business Center, King of Prussia, Pennsylvania, or at such other place as shall be agreed upon among the Nodak Parties and the Agent, at 9:00 a.m., Central Time, on the business day selected by Holdings (the “Closing Date”), which business day shall be no less than two business days following the giving of prior notice by Holdings to the Agent or at such other time as shall be agreed upon by Holdings and the Agent. At the Closing, Holdings shall deliver to the Agent by wire transfer in same-day funds the commissions, fees and expenses owing as set forth in Sections 4 and 9 hereof and the opinions and other documents required hereby shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus; provided, however, that all out-of-pocket expenses to which the Agent is entitled under Section 9 hereof shall be due and payable upon receipt by Holdings of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agent. The hour and date upon which Holdings shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Time.”

The Agent shall have no liability to any party for the records or other information provided by the Nodak Parties (or their agents) to the Agent for use in allocating the Shares. Subject to the limitations of Section 11 hereof, the Nodak Parties shall indemnify and hold harmless the Agent for any liability arising out of the allocation of the Shares in accordance with (i) the Plan generally, and (ii) the records or other information provided to the Agent by the Nodak Parties (or their respective agents).

6. Representations and Warranties of the Nodak Parties. The Nodak Parties jointly and severally represent and warrant to the Agent that, except as disclosed in the Prospectus:

(a)	Each of the Nodak Parties has and, as of the Closing Time, will have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. Subject to the receipt of regulatory approval, the execution, delivery and performance of this Agreement and the Advisory Letter Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of each of the Nodak Parties that is a party thereto. This Agreement has been validly executed and delivered by each of the Nodak Parties and is a valid, legal and binding obligation of each of the Nodak Parties, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

(b)	The Registration Statement, which was prepared by the Nodak Parties and filed with the Commission, was declared effective by the Commission on _________, 2016, and no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the Nodak Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement), became effective, at the Applicable Time (as defined in Section 6(d) hereof) and at the Closing Date, the Registration Statement (including the Prospectus contained therein) complied and will comply in all material respects with the 1933 Act and the 1933 Act Regulations, and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement), and any information regarding the Nodak Parties contained in any Sales Information (as defined in Section 11(a) hereof) authorized by the Nodak Parties for use in connection with the Offering, (i) contained and will contain all statements required to be included therein in accordance with the 1933 Act and the 1933 Act Regulations, and (ii) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was or is filed with the Commission and at the Closing Time referred to in Section 5, the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any state securities law application or any Sales Information authorized by the Nodak Parties for use in connection with the Offering did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Nodak Parties by the Agent regarding the Agent or the method of conducting the Offering expressly for use in the Registration Statement or Prospectus, which the parties hereto agree is limited to the information contained in the first three paragraphs under the caption “The Conversion and the Offering—Marketing and Underwriting Arrangements.”

(c)	At the time of filing of the Registration Statement and at the date hereof, Holdings was not, and is not, an ineligible issuer, as defined in Rule 405. At the time of the filing of the Registration Statement and at the time of the use of any Issuer Free Writing Prospectus, as defined in Rule 433(h), Holdings met the conditions required by Rules 164 and 433 for the use of a free writing prospectus. If required to be filed, Holdings has filed any Issuer Free Writing Prospectus related to the offered Shares at the time it is required to be filed under Rule 433 and, if not required to be filed, will retain such free writing prospectus in Holdings’ records pursuant to Rule 433(g), and if any Issuer Free Writing Prospectus is used after the date hereof in connection with the offering of the Shares, Holdings will file or retain such free writing prospectus as required by Rule 433.

(d)	As of the Applicable Time (as hereinafter defined), neither (i) the Issuer General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus included in the Registration Statement relating to the offered Shares or any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to any of the Nodak Parties by the Agent specifically for use therein. As used in this Paragraph and elsewhere in this Agreement:

(i)	“Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.

(ii)	“Statutory Prospectus” as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to the Applicable Time, including any document incorporated by reference therein.

(iii)	“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h), relating to the offered Shares that is filed or is required to be filed with the Commission by Holdings, or, if not required to be filed with the Commission, that is retained in Holdings’ records pursuant to Rule 433(g). The term does not include any writing exempted from the definition of prospectus pursuant to clause (g) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173 under the 1933 Act Regulations.

(iv)	“Issuer General Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors.

(v)	“Issuer Limited-Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Free Writing Prospectus. The term Issuer Limited-Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433 under the 1933 Act Regulations, that is made available without restriction pursuant to Rule 433(d)(8)(ii) under the 1933 Act Regulations or otherwise, even though not required to be filed with the Commission.

(vi)	“Permitted Free Writing Prospectus” means any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations that is consented to by Holdings and the Agent.

(e)	None of the Nodak Parties has directly or indirectly distributed or otherwise used and will not directly or indirectly distribute or otherwise use any prospectus, any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) or other offering material (including, without limitation, content on Holdings’ website that may be deemed to be a prospectus, free writing prospectus or other offering material) in connection with the offering and sale of the Shares other than any Permitted Free Writing Prospectus or the Prospectus or other materials permitted by the 1933 Act and the 1933 Act Regulations distributed by Holdings and reviewed and approved in advance for distribution by the Agent. Holdings has not, directly or indirectly, prepared or used and will not directly or indirectly, prepare or use, any Permitted Free Writing Prospectus except in compliance with the filing and other requirements of Rules 164 and 433 of the 1933 Act Regulations; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by the Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rules 164 and 433 (without reliance on subsections (b), (c) and (d) for Rule 164).

(f)	Each Issuer Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offering and sale of the offered Shares or until any earlier date that Holdings notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein that has not been superseded or modified. If at any time following the date of first use of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, Holdings has notified or will notify promptly the Agent so that any use of such Issuer Free-Writing Prospectus may cease until it is amended or supplemented, and Holdings has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to any of the Nodak Parties by the Agent specifically for use therein.

(g)	Holdings will promptly file the Prospectus and any supplemental sales literature with the Commission. The Prospectus and all supplemental sales literature, as of the date the Registration Statement became effective and at the Closing Time referred to in Section 5, will have received all required authorizations for use in final form.

(h)	The Conversion Application, which was prepared by the Nodak Parties and filed with the Commissioner, has been approved by the Commissioner and the related Prospectus and Proxy Statement to be delivered to eligible voters of Nodak Mutual have been authorized for use by the Commissioner. The Conversion Application complies in all material respects with Section 26.1-12.2-01 through Section 26.1-12.2-19 of the Century Code (the “Conversion Act”), except to the extent waived in writing by the Commissioner, and did not and does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)	No order has been issued by the North Dakota Insurance Department (the “Department”), the Commission, or any other state or federal regulatory authority, preventing or suspending the use of the Registration Statement, the Prospectus, the Proxy Statement or any supplemental sales literature, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Offering is pending or, to the knowledge of the Nodak Parties, threatened.

(j)	The Plan has been duly adopted by the Board of Directors of Nodak Mutual, and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Century Code (except to the extent waived or otherwise approved by the Commissioner), and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon the Nodak Parties by the Commissioner or the Commission and in the manner described in the Prospectus. To the knowledge of the Nodak Parties, no person has, or at the Closing Time will have, sought to obtain review of the final action of any state or federal regulatory authority with respect to the Plan or the Offering.

(k)	Feldman Financial, Inc., which prepared the Appraisal in connection with the Offering, has advised the Nodak Parties in writing that it is independent with respect to each of the Nodak Parties. The Nodak Parties believe that Feldman Financial, Inc. is an expert in preparing appraisals of insurance companies.

(l)	WeiserMazars, LLP, which certified the financial statements included in the Registration Statement, has advised the Nodak Parties that it is an independent registered public accounting firm within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants (the “AICPA”), that it is registered with the Public Company Accounting Oversight Board (“PCAOB”), and that it is, with respect to each of the Nodak Parties, an independent certified public accountant within the meaning of, and is not in violation of the auditor independence requirements of the 1933 Act, the 1933 Act Regulations, the regulations of the PCAOB and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(m)	The consolidated financial statements, schedules and notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of Nodak Mutual and its subsidiaries as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of the 1933 Act Regulations, Regulation S-X of the Commission, and accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods presented except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

(n)	Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, other than disclosed therein: (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties, business affairs or prospects of any of the Nodak Parties or of the Nodak Parties taken as a whole, whether or not arising in the ordinary course of business (“Material Adverse Effect”); (ii) there has not been any material change in total assets of the Nodak Parties, nor have any of the Nodak Parties issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business; and (iii) there have not been any material transactions entered into by any of the Nodak Parties, other than those in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Nodak Parties conform in all material respects to the descriptions thereof contained in the Prospectus, and none of the Nodak Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in the Registration Statement or the Prospectus.

(o)	Holdings is a corporation duly incorporated and validly existing under the laws of the State of North Dakota, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is, and as of the Closing Date will be, qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, Holdings will be in good standing under the laws of North Dakota and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and Holdings is, and as of the Closing Date will be, in compliance therewith in all material respects. There are no outstanding options, warrants or other rights to purchase any securities of Holdings or any of the Nodak Parties except as disclosed in the Prospectus.

(p)	Nodak Mutual is a mutual insurance company organized under the laws of the State of North Dakota and validly existing under the laws of the State of North Dakota, with power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is, and as of the Closing Date will be, qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, Nodak Mutual will be in good standing under the laws of the State of North Dakota and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and Nodak Mutual is, and at the Closing Date will be, in compliance therewith in all material respects. Nodak Mutual directly owns all of the outstanding equity interests of American West and Tri-State Ltd. (“Tri-State”) free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. Tri-State directly owns all of the outstanding equity interests of Primero free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. There are no outstanding options, warrants, or other rights to purchase any equity interests of American West, Tri-State or Primero or any securities convertible into or exchangeable for any equity interests of American West, Tri-State or Primero.

(q)	Nodak Mutual Group is a duly incorporated under the laws of the State of North Dakota and validly existing with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; Nodak Mutual Group has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are and, as of the Closing Time will be, in full force and effect and Nodak Mutual Group is and, as of the Closing Time will be, in good standing under the laws of the State of North Dakota.

(r)	The authorized capital stock of Holdings consists of 25,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, no par value. Upon consummation of the Offering, the issued and outstanding Common Stock of Holdings will be within the range set forth in the Prospectus under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus); and the shares of Common Stock to be subscribed for in the Offering have been duly and validly authorized for issuance and, when issued and delivered by Holdings pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from Holdings to the purchasers of Shares against payment therefor in the Offering as set forth in the Plan and the Prospectus. No holder of Shares will be subject to personal liability by reason of being such a holder.

(s)	Upon consummation of the Conversion, the authorized capital stock of Nodak Mutual Insurance Company will be 1,000,000 shares of common stock, par value $5.00 per share (the “Nodak Insurance Company Common Stock”), and no shares of Nodak Insurance Company Common Stock have been or will be issued prior to the Closing Time. The shares of Nodak Insurance Company Common Stock to be issued to Nodak Mutual Group will have been duly authorized for issuance and, when issued and delivered by Nodak Insurance Company, will be duly and validly issued and fully paid and nonassessable, and all such Nodak Insurance Company Common Stock will be owned beneficially and of record by Holdings, free and clear of any security interest, mortgage, pledge, lien, encumbrance or legal or equitable claim; the certificates representing the shares of Nodak Insurance Company Common Stock will conform with the requirements of applicable laws and regulations.

(t)	None of the Nodak Parties is and, as of the Closing Time, none of the Nodak Parties will be, in violation of its respective declaration of organization, charter, certificate or articles of incorporation, certificate of organization, operating agreement or bylaws (collectively, the “Organizational Documents”), or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which any of them is a party or by which any of them, or any of their respective properties, may be bound which would result in a Material Adverse Effect. The consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default under, the Organizational Documents of any of the Nodak Parties, or materially conflict with or constitute a material breach of, or default under, any material contract, lease or other instrument to which any of the Nodak Parties is a party or bound, or any applicable law, rule, regulation or order that is material to the financial condition of the Nodak Parties, on a consolidated basis; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Nodak Parties except for such violations which would not have a Material Adverse Effect; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of any of the Nodak Parties.

(u)	No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default on the part of any of the Nodak Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which any of the Nodak Parties is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, is material to the Nodak Parties individually or considered as one enterprise, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the Nodak Parties, threatened any action or proceeding wherein any of the Nodak Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Nodak Parties, would have a Material Adverse Effect.

(v)	The Nodak Parties have good and marketable title to all assets which are material to the businesses of the Nodak Parties and to those assets described in the Prospectus as owned by them, free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect, and all of the leases and subleases which are material to the businesses of the Nodak Parties, as described in the Registration Statement or Prospectus, are in full force and effect.

(w)	The Nodak Parties are not in material violation of any directive from the Department, the Commission, or any other agency to make any material change in the method of conducting their respective businesses; the Nodak Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Department and the Commission), except where the failure to so comply would not reasonably be expected to result in any Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Nodak Parties, threatened, which would reasonably be expected to materially and adversely affect the Offering, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.

(x)	The Nodak Parties have received an opinion of their counsel, Dorsey & Whitney, LLP, with respect to the legality of the Shares and an opinion of Stevens & Lee, P.C. with respect to the federal income tax consequences of the Conversion and the Offering, as described in the Registration Statement and the Prospectus, and the facts and representations upon which such opinions are based are truthful, accurate and complete, and none of the Nodak Parties will take any action inconsistent therewith. All material aspects of the aforesaid opinions are accurately summarized in the Prospectus. None of the Nodak Parties has taken or will take any action inconsistent with such opinions.

(y)	The Nodak Parties have timely filed all required federal and state tax returns, have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities, and no deficiency has been asserted with respect thereto by any taxing authority.

(z)	No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Nodak Parties of this Agreement and the issuance of the Shares, except (i) for the approval of the Commissioner (which will have been received as of the Closing Time), (ii) the non-objection of FINRA, and (iii) any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale.

(aa)	None of the Nodak Parties has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any dealings with respect to sales of securities within the 18 months prior to the date hereof with any member of FINRA except the Agent, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Advisory Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Nodak Parties in connection with the Offering, and no person is being compensated in any manner for such services.

(bb)	None of the Nodak Parties nor, to the knowledge of the Nodak Parties, any employee of the Nodak Parties, has made any payment of funds of the Nodak Parties as a loan to any person for the purchase of Shares or has made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(cc)	The Nodak Parties and their respective subsidiaries comply in all material respects with any applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder. The Nodak Parties have established compliance programs and are in compliance in all material respects with the requirements of the USA PATRIOT Act and all applicable regulations promulgated thereunder, and there is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental entity or body pending or, to the knowledge of the Nodak Parties, threatened regarding compliance by the Nodak Parties with the USA PATRIOT Act or any regulations promulgated thereunder.

(dd)	The membership records of Nodak Mutual, including, without limitation, as to Eligible Members, are accurate and complete in all material respects.

(ee)	The Nodak Parties comply in all material respects with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending or, to the knowledge of the Nodak Parties, threatened against the Nodak Parties relating to environmental protection, nor do the Nodak Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Nodak Parties.

(ff)	None of the Nodak Parties maintains any “pension plan,” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, (A) the employee benefit plans, including employee welfare benefit plans, of the Nodak Parties (the “Employee Plans”) have been operated in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), all regulations, rulings and announcements promulgated or issued thereunder and all other applicable laws and governmental regulations, (B) no reportable event under Section 4043(c) of ERISA has occurred with respect to any Employee Plan of the Nodak Parties for which the reporting requirements have not been waived, (C) no prohibited transaction under Section 406 of ERISA, for which an exemption does not apply, has occurred with respect to any Employee Plan of the Nodak Parties and (D) all Employee Plans that are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code, except to the extent such noncompliance, reportable event or prohibited transaction would not have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the knowledge of the Nodak Parties, threatened, claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan or by any governmental authority, or otherwise involving such Employee Plans or any of their respective fiduciaries (other than for routine claims for benefits). Each of the Nodak Parties has fulfilled, in all material respects, its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations promulgated thereunder with respect to any “plan” (as defined in Section 3(3) of ERISA and the regulations thereunder), which is maintained by any of the Nodak Parties for their employees, and any such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the regulations thereunder. None of the Nodak Parties has incurred any unpaid liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan.

(gg)	Holdings has applied for approval, subject to completion of the Offering, to have the Shares listed on the NASDAQ Capital Market effective as of the Closing Time.

(hh)	Except as disclosed in the Prospectus, all material reinsurance treaties or agreements to which Nodak Mutual is a party or is a named reinsured are in full force and effect. To the knowledge of Nodak Mutual, neither Nodak Mutual nor any other party thereto, is in default under any such agreement, and no party may terminate any such agreement by reason of the transactions contemplated by the Plan.

(ii)	Holdings has filed a registration statement on Form 8-A to register the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and pursuant to Form 8-A such registration statement shall be effective concurrent with the effectiveness of the Registration Statement.

(jj)	There is no contract or other document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required.

(kk)	The Nodak Parties maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to cash and other liquid assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded ledger assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books, records and accounts and systems of internal accounting control of Nodak Mutual and its subsidiaries comply in all material respects with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Holdings has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that the information it will be required to disclose in the reports it files or submits under the 1934 Act is accumulated and communicated to Holdings’ management (including Holdings’ chief executive officer and chief financial officer) in a timely manner and recorded, processed, summarized and reported within the periods specified in the Commission’s rules and forms. To the knowledge of the Nodak Parties, WeiserMazars LLP and the Audit Committee of the Board of Directors have been advised of: (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect Holdings’ ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal accounting controls of Nodak Mutual and its subsidiaries.

(ll)	Except as described in the Prospectus, (i) there are no contractual encumbrances or contractual restrictions or regulatory restrictions on the ability of any of the Nodak Parties to pay dividends or make any other distributions on its capital stock, and (ii) there are no contractual encumbrances or contractual restrictions on the ability of the Nodak Parties (A) to pay any indebtedness owed to any of the Nodak Parties or (B) to make any loans or advances to, or investments in, any of the Nodak Parties, or (C) to transfer any of its property or assets to any of the Nodak Parties.

(mm)	None of the Nodak Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or as an “investment advisor” under the Investment Advisor Act of 1940, as amended.

(nn)	The Nodak Parties have taken all actions necessary to obtain at the Closing Time a blue sky memorandum from Stevens & Lee, PC.

(oo)	The Nodak Parties carry, or are covered by, insurance in such amounts and covering such risks as the Nodak Parties deem reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

(pp)	The Nodak Parties have not relied upon the Agent for any legal, tax or accounting advice in connection with the Conversion.

(qq)	The statistical and market related data contained in any Permitted Free Writing Prospectus, the Prospectus and the Registration Statement are based on or derived from sources which the Nodak Parties believe were reliable and accurate at the time they were filed with the Commission. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(rr)	None of the Nodak Parties, or any of their subsidiaries nor, to the knowledge of the Nodak Parties, any other person associated with or acting on behalf of and of the Nodak Parties or any of their subsidiaries has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ss)	There are no persons with registration rights or other similar rights to have any securities of Holdings registered for sale under the 1933 Act or otherwise registered for sale or sold by Holdings under the 1933 Act.

(tt)	There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement that have not been so described or filed as required.

(uu)	The Nodak Parties and their subsidiaries own or possess all material patents, copyrights, trademarks, service marks, inventions, trade names or other intellectual property (collectively, “Intellectual Property”), or have valid licenses to use such Intellectual Property necessary to carry on the business now operated by them, except where the failure to own or have the right to use such Intellectual Property, singularly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Nodak Parties nor any of their subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property.

(vv)	None of the Nodak Parties nor any of their subsidiaries or, to the knowledge of the Nodak Parties, any director, officer, or employee of any of them is an individual or entity currently the subject or target of any sanctions administered or enforced by the United States Government, including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

Any certificates signed by an officer of any of the Nodak Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Nodak Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

7. Representations and Warranties of the Agent. The Agent represents and warrants to the Nodak Parties that:

(a)	The Agent is a limited liability company and is validly existing in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to provide the services to be furnished to the Nodak Parties hereunder.

(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Agent, and this Agreement and the Advisory Letter Agreement are the legal, valid and binding agreement of the Agent, enforceable in accordance with their terms except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

(c)	Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder has, and until the Offering is completed or terminated shall maintain, all licenses, approvals and permits necessary to perform such services.

(d)	No action, suit, charge or proceeding before the Commission, FINRA, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against the Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of the Agent to perform its obligations under this Agreement.

(e)	The Agent is registered as a broker/dealer pursuant to Section 15(b) of the 1934 Act and is a member of FINRA.

(f)	Any funds received in the Offering by the Agent from prospective purchasers of the Shares shall be delivered by the Agent to Christiana Trust, as escrow agent (the “Escrow Agent”) for deposit in the escrow account established under the Escrow Agreement dated _______, 2016, by and among Nodak Mutual, Holdings, the Agent, and the Escrow Agent (the “Escrow Agreement”), by noon of the next business day after receipt by the Agent, together with a written account of each purchaser which sets forth, among other things, the name and address of the purchaser, the number of Shares purchased and the amount paid therefor. Any checks received by the Agent that are made payable to any party other than the Escrow Agent shall be returned to the purchaser who submitted the check and shall not be accepted. The Agent shall require any selected dealers agreements with Assisting Brokers to include provisions requiring such Assisting Brokers to comply with Rule 15c2-4 under the 1934 Act.

8. Covenants of the Nodak Parties. The Nodak Parties hereby jointly and severally covenant with the Agent as follows:

(a)	Holdings will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or supplement or, except as may be required by law, file any amendment or supplement to which the Agent shall reasonably object. Holdings will furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and Holdings’ responses thereto.

(b)	Holdings represents and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents and agrees that, unless it obtains the prior consent of Holdings, it has not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by Holdings and the Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” Holdings represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. Holdings need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to Clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173.

(c)	The Nodak Parties will use commercially reasonable efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and will immediately upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) of any request by the Commission or any other governmental entity for any amendment or supplement to the Registration Statement, or of any request for additional information; (iii) of the issuance by the Commission or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Nodak Parties under the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the rules and regulations of the Commission promulgated under the 1934 Act (the “1934 Act Regulations”), the Century Code or any other applicable law, or the threat of any such action; or (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose.

(d)	For a period of eighteen (18) months after the Closing Time, the Nodak Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission or the Commissioner, by applicable state law and regulations (including without limitation the Century Code), and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and 1934 Act Regulations, FINRA, and the NASDAQ Stock Market, to be complied with prior to or subsequent to the Closing Time; and when the Prospectus is required to be delivered, the Nodak Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the Commission or the Commissioner, by applicable state law and regulations and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the 1934 Act Regulations, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Shares during such period in accordance with the provisions hereof and the Prospectus. If the most recent updated valuation of the Company prepared by Feldman Financial, Inc. is not within the valuation range set forth in the Prospectus at the time of effectiveness and Holdings decides to resolicit subscriptions, Holdings will promptly prepare and file with the Commission a post-effective amendment to the Registration Statement relating to the results of the updated valuation prior to any resolicitation of subscriptions.

(e)	Each of the Nodak Parties will inform the Agent of any event or circumstances of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Nodak Parties and in the reasonable opinion of the Agent, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Nodak Parties will, at their expense, prepare and file with the Commission, as necessary under applicable federal and state rules and regulations, and furnish to the Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Nodak Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

(f)	Pursuant to the terms of the Plan, Holdings will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offer and sale or to exempt such Shares from registration and to exempt Holdings and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that Holdings shall not be obligated to file any general consent to service of process, to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified, or to register its directors or officers as brokers, dealers, salesmen, or agents in any jurisdiction. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, Holdings will make and file such statements and reports as are or may be required by the laws of such jurisdiction as a result of, or in connection with, such registration or qualification.

(g)	Holdings will not sell or issue, contract to sell or otherwise dispose of, for a period of 180 days after the date hereof, without the Agent’s prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock, any option, warrant, contract or other right to purchase shares of Common Stock, or any security convertible into or exercisable or exchangeable for shares of Common Stock, other than in connection with any plan or arrangement described in the Prospectus.

(h)	For the period of three years from the date of this Agreement, Holdings will furnish to the Agent upon request (i) a copy of each report of Holdings furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system or the NASDAQ Stock Market on which any class of securities of Holdings is listed or quoted, (ii) a copy of each report of Holdings mailed to holders of Common Stock or non-confidential report filed with the Commission, the Department, or any other supervisory or regulatory authority or any national securities exchange or system or the NASDAQ Stock Market on which any class of the securities of Holdings is listed or quoted, (iii) each press release and material news item and article released by the Nodak Parties, and (iv) from time-to-time, such other publicly available information concerning the Nodak Parties as the Agent may reasonably request; provided that, any information or documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System shall be considered furnished for purposes of this Section 8(h).

(i)	The Nodak Parties will use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption “USE OF PROCEEDS.”

(j)	Holdings will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the laws of any state in which the shares are qualified for sale.

(k)	Prior to the Closing Time, Holdings shall register its Common Stock under Section 12(b) of the 1934 Act, as amended, and will request that such registration statement be effective as of the Closing Time. Holdings will use commercially reasonable efforts to list, subject to notice of issuance, the Shares on the NASDAQ Capital Market.

(l)	[Intentionally Omitted].

(m)	Holdings will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act.

(n)	The Nodak Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on a non-interest bearing basis as described in the Prospectus until the Closing Time and satisfaction of all conditions precedent to the release of Holdings’ obligation to refund payments received from persons subscribing for or ordering Shares in the Offering, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto. The Nodak Parties will maintain, together with the Agent, such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Nodak Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(o)	Until the Closing Time, the Nodak Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with Rule 5130 of FINRA.

(p)	The Nodak Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission and the Department.

(q)	The Nodak Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Plan and the transactions contemplated thereby imposed by the Commission, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Time for so long as such terms, conditions, requirements and provisions are applicable. Holdings will comply with all provisions of all undertakings contained in the Registration Statement until such undertakings are performed in full or are no longer applicable.

(r)	The Nodak Parties will not amend the Plan without the consent of the Agent, which consent shall not be unreasonably withheld or delayed.

(s)	Holdings shall provide the Agent with any information necessary to assist with the allocation of the Shares in the Offering in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

(t)	Holdings will not deliver the Shares until the Nodak Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.

(u)	Immediately upon completion of the sale by Holdings of the Shares contemplated by the Plan and the Prospectus, all of the issued and outstanding shares of capital stock of Nodak Insurance Company shall be owned by Holdings.

(v)	Prior to the Closing Time, the Plan shall have been approved by the voting members of Nodak Mutual in accordance with the provisions of the Century Code.

(w)	On or before the Closing Time, the Nodak Parties will have completed all conditions precedent to the Offering specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon any of the Nodak Parties by the Department, the Commission or any other regulatory authority and in the manner described in the Prospectus.

(x)	Holdings shall notify the Agent when funds shall have been received for the minimum number of Shares.

(y)	The Nodak Parties shall cause each of the Persons listed on Schedule A attached hereto to execute and deliver to the Agent a lockup agreement substantially in the form of Exhibit C attached hereto.

9. Payment of Expenses. The Nodak Parties will pay for all expenses incident to the performance of this Agreement, including without limitation: (a) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto, and all filing fees related thereto; (b) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by Holdings under the securities or “blue sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (c) the filing fees of FINRA related to the Agent’s fairness filing under Rule 5110 (or any successor rule of FINRA); (e) fees and expenses related to the preparation of the Appraisal; (f) fees and expenses related to auditing and accounting services; (g) all expenses relating to advertising, postage, temporary personnel, investor meetings and the operation of the stock information center; (h) transfer agent fees and costs of preparation and distribution of written notices under Section 10-19.1-66 of the Century Code; and (i) fees and expenses of the Nodak Parties relating to presentations or meetings undertaken in connection with the marketing of the Syndicated Offering and sale of the Shares in the Syndicated Offering to prospective investors and the Agent’s sales forces, including expenses associated with travel, lodging, and other expenses incurred by the officers of the Nodak Parties; provided, however, that the Agent shall pay the fees and expenses of the Agent and any of its affiliates relating to presentations or meetings undertaken in connection with the marketing and sale of the Shares to prospective investors and the Agent’s sales forces, including expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Agent and any such consultants. In the event that the Agent incurs any expenses on behalf of the Nodak Parties, the Nodak Parties will pay or reimburse the Agent for such expenses in an amount not to exceed $10,000 ( except as approved in writing by Nodak Mutual) regardless of whether the Offering is successfully completed. Not later than two days prior to the Closing Time, the Agent will provide the Nodak Parties with a detailed accounting of all reimbursable expenses to be paid at the Closing.

10. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder and the occurrence of the Closing are subject to the conditions that (i) all representations and warranties and other statements of the Nodak Parties herein contained are, at and as of the commencement of the Offering and at and as of the Closing Time, true and correct in all material respects, and (ii) the Nodak Parties shall have performed all of their obligations hereunder to be performed on or before such dates, and to the following further conditions:

(a)	The Registration Statement shall have been declared effective by the Commission, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to any of the Nodak Parties’ knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion shall have been issued or proceedings therefor initiated or, to any of the Nodak Parties’ knowledge, threatened by the Department, the Commission, or any other governmental body. The Conversion Application shall have been approved by the Commissioner.

(b)	At the Closing Time, the Agent shall have received:

(1) An opinion or opinions, dated as of the Closing Time, of Dorsey & Whitney or Stevens & Lee, P.C., as counsel to the Nodak Parties, in form and substance satisfactory to counsel for the Agent, to the effect that:

(i)	Holdings is a corporation duly incorporated and validly subsisting under the laws of the State of North Dakota, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and will be in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect.

(ii)	Prior to the Closing Time Nodak Mutual was a mutual insurance company and after the Closing Time Nodak Insurance Company will be a duly incorporated and validly subsisting North Dakota stock insurance company with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect (as defined in Section 6(m)).

(iii)	Nodak Mutual Group is a duly incorporated North Dakota corporation, validly existing under the laws of the State of North Dakota, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect.

(iv)	The authorized capital stock of Holdings consists of 25,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, no par value, and Holdings has no shares of capital stock issued and outstanding. Immediately upon consummation of the Offering, (a) the shares of Common Stock of Holdings to be subscribed for or for which orders are placed in the Offering will have been duly and validly authorized for issuance, and when issued and delivered by Holdings pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and (b) the issuance of the shares of Common Stock of Holdings will not be subject to preemptive rights under the articles of incorporation or bylaws of Holdings, or arising or outstanding by operation of law or, to the knowledge of such counsel, under any contract, indenture, agreement, instrument or other document, except for the subscription rights under the Plan.

(v)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Nodak Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Nodak Parties, enforceable in accordance with its terms, except to the extent that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally.

(vi)	The Plan has been duly adopted by the Board of Directors of Nodak Mutual in the manner required by the Century Code.

(vii)	Upon consummation of the Offering, to the knowledge of such counsel, (a) the Offering was made in all material respects in accordance with the Plan, (b) all terms, conditions, requirements and provisions with respect to the Conversion and Offering imposed by the Commission or the Department were complied with by the Nodak Parties in all material respects or appropriate waivers were obtained, and (c) all notice and waiting periods were satisfied or waived; provided, however, that no opinion need be expressed concerning the state securities or blue sky laws or foreign securities laws of various jurisdictions in which the Shares will be offered.

(viii)	The Registration Statement has become effective under the 1933 Act and, to such counsel’s knowledge after making inquiry of the Commission, and based upon representations made by staff of the Commission, no stop order suspending the effectiveness of the Registration Statement has been issued, and, to such counsel’s knowledge, no proceedings for that purpose have been instituted or threatened.

(ix)	The description of the shares of Common Stock of Holdings contained in the Registration Statement and the Prospectus, insofar as such statements purport to summarize certain provisions of the certificate of incorporation and bylaws of Holdings, provide a fair summary thereof.

(x)	At the time that the Registration Statement became effective, the Registration Statement, including the Prospectus contained therein, as amended or supplemented (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the fairness opinion, the appraisal valuation and the business plan as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

(xi)	To such counsel’s knowledge, there are no legal or governmental proceedings pending or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the offer, sale or issuance of the Shares.

(xii)	The information in the Prospectus under the captions “BUSINESS — Regulation,” and “DESCRIPTION OF OUR CAPITAL STOCK,” to the extent that it constitutes summaries of legal matters, documents or proceedings, or legal conclusions, fairly presents in all material respects the information required to be presented in Form S-1.

(xiii)	None of the Nodak Parties is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(xiv)	To such counsel’s knowledge, none of the Nodak Parties is in violation of its Organizational Documents as in effect at the Closing Time. In addition, to such counsel’s knowledge, the execution and delivery of and performance under this Agreement by the Nodak Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in any material violation of the provisions of the Organizational Documents of any of the Nodak Parties or any material violation of any applicable law, act, regulation, or to such counsel’s knowledge, order or court order, writ, injunction or decree.

In rendering such opinion, such counsel may rely as to matters of fact, without independent investigation, on certificates of responsible officers of the Nodak Parties (to the extent relevant) and public officials, provided copies of any such certificates are delivered to Agent together with the opinion to be rendered hereunder. Such opinion may be limited to the laws of the State of North Dakota and the federal securities laws of the United States of America, and such opinion will not be deemed to be rendering any opinion or any other statements regarding the regulatory laws of any other state.

(2) A letter of Stevens & Lee, PC addressed to the Agent to the effect that during the preparation of the Registration Statement and the Prospectus, representatives of Stevens & Lee, PC participated in conferences with certain officers of and other representatives of the Nodak Parties, representatives of the independent public accounting firm for the Nodak Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and although (without limiting the opinions provided pursuant to Section 10(b)(1)) Stevens & Lee, PC has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the information obtained in the course of engagement as counsel, nothing has come to the attention of the representatives of Stevens & Lee, PC providing services to the Nodak Parties that caused them to believe that (i) the Registration Statement at the time it was ordered effective by the Commission, (ii) the General Disclosure Package as of the Closing Time, or (iii) the Prospectus, as of its date and as of the Closing Time, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package and the Prospectus, and counsel need not express any belief with respect to the financial statements, schedules and other financial and statistical data included, statistical or appraisal or valuation methodology employed, or information concerning internal controls over financial reporting contained in, the Registration Statement, Prospectus or General Disclosure Package).

(3) A blue sky memorandum from Stevens & Lee, PC addressed to the Nodak Parties and the Agent relating to the Offering, including the Agent’s participation therein. The Blue Sky Memorandum will address the necessity of obtaining or confirming exemptions, qualifications or the registration of the Shares under applicable state securities law.

(c)	Concurrently with the execution of this Agreement, the Agent shall receive a letter from WeiserMazars LLP, dated the date hereof and addressed to the Agent, in the form set forth in Exhibit B hereto.

(d)	At the Closing Time, the Agent shall receive a letter from WeiserMazars LLP dated the Closing Time, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (c) above, the “specified date” referred to in clause (iii)(C) and (D) thereof to be a date specified in such letter, which shall not be more than six business days prior to the Closing Time.

(e)	At the Closing Time, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Nodak Parties, dated as of the Closing Time, in form and substance satisfactory to the Agent to the effect that: (i) they have examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Nodak Parties; (iii) since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Nodak Parties independently, or of the Nodak Parties considered as one enterprise, whether or not arising in the ordinary course of business; (iv) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Time; (v) each of the Nodak Parties has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time including the conditions contained in this Section 10; (vi) no stop order suspending the effectiveness of the Registration Statement has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vii) no order suspending the Offering, the Conversion or the use of the Prospectus has been issued and, to their knowledge, no proceedings for any such purpose have been initiated or threatened by the Department, the Commission, or any other federal or state authority; and (viii) to their knowledge, no person has sought to obtain review of the final action of the Director with respect to the Conversion Application.

(f)	Prior to and at the Closing Time, none of the Nodak Parties shall have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective Material Adverse Effect, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in the Agent’s reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(g)	At or prior to the Closing Time, the Commissioner shall have issued a letter or order to Nodak Mutual, which shall have the force of approving the Conversion and Offering.

(h)	Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or FINRA or by order of the Commission or any other governmental authority other than temporary trading halts (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations of federally-insured financial institutions or general moratorium on the withdrawal of deposits from federally-insured financial institutions declared by either federal or state authorities; or (iii) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of any of (i) through (iii) herein, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent. Any certificate signed by an officer of any of the Nodak Parties and delivered to the Agent shall be deemed a representation and warranty by the Nodak Parties to the Agent as to the statements made therein. If any condition to the Agent’s obligations hereunder to be fulfilled prior to or at the Closing Time is not fulfilled, the Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, the Agent shall be entitled to the reimbursement of all expenses to the extent contemplated by Section 14 hereof but shall not be entitled to any compensation provided for in Section 4(b) or (c) hereof) or, if the Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

11. Indemnification.

(a)	The Nodak Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several, that the Agent or any of such officers, directors, agents, employees and controlling Persons (collectively, the “Related Persons”) may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the General Disclosure Package, the Conversion Application, any Issuer Free Writing Prospectus or any blue sky application or other instrument or document executed by any of the Nodak Parties or based upon written information supplied by any of the Nodak Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof of to claim an exemption therefrom (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Nodak Parties with its consent or based upon written or oral information furnished by or on behalf of any of the Nodak Parties, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof or to claim an exemption therefrom, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, or any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of policyholders, including without limitation, Eligible Subscribers, or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this Paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering made in reliance upon and in conformity with written information furnished to the Nodak Parties by the Agent or its representatives with respect to the Agent expressly for use in any such document (or any amendment or supplement thereto); provided, that it is agreed and understood that the only information furnished in writing to the Nodak Parties, by the Agent regarding the Agent is set forth in the Prospectus in the second sentence of the first three paragraphs under the caption “The Conversion and the Offering—Marketing and Underwriting Arrangements”.

(b)	The Agent agrees to indemnify and hold harmless the Nodak Parties, their directors and officers, agents, and employees and each person, if any, who controls any of the Nodak Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Nodak Parties and any such persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the Prospectus (or any amendment of supplement thereto), any Issuer Free Writing Prospectus, or any Blue Sky Applications or Sales Information, or (ii) are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent’s obligations under this Paragraph (b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Blue Sky Applications or Sales Information in reliance upon and in conformity with written information furnished to any of the Nodak Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use therein; provided, that it is agreed and understood that the only information furnished in writing to the Nodak Parties, by the Agent regarding the Agent is set forth in the Prospectus in the first three paragraphs under the caption “The Conversion and the Offering—Marketing and Underwriting Arrangements”.

(c)	Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section, Section 12 or otherwise, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party shall be liable for any settlement of any claim against the indemnified party (or its directors, officers, employees, affiliates or controlling persons) made with the indemnifying party’s consent, which consent shall not be unreasonably withheld. The indemnifying party shall not, without the written consent of indemnified party, settle or compromise any claim against the indemnified party based upon circumstances giving rise to an indemnification claim against the indemnifying party hereunder unless such settlement or compromise provides that indemnified party and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

12. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Nodak Parties or the Agent, the Nodak Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, but after deducting any contribution received by the Nodak Parties or the Agent from persons other than the other parties thereto, who may also be liable for contribution) in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) (“Agent’s Fees”) bear to the total proceeds received by the Nodak Parties from the sale of the Shares in the Offering, net of the Agent’s Fees, and (ii) the Nodak Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Nodak Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Nodak Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Nodak Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, net of the Agent’s Fees, received by the Nodak Parties bear to the Agent’s Fees. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Nodak Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Nodak Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood and agreed that the above-stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. For purposes of this Section 12, each of the Agent’s and the Nodak Parties’ officers and directors and each person, if any, who controls the Agent or any of the Nodak Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Nodak Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit. The obligations of the Nodak Parties under this Section 12 and under Section 11 shall be in addition to any liability which the Nodak Parties and the Agent may otherwise have.

13. Survival. All representations, warranties and indemnities and other statements contained in this Agreement or contained in certificates of officers of the Nodak Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Nodak Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Nodak Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

14. Termination.

(a)	Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

(i)	If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Agent’s reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities or escalation thereof; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the Nodak Parties on a consolidated basis; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if any of the Nodak Parties shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured; or, if there shall have been a material adverse change in the financial condition, results of operations or business of the Nodak Parties taken as a whole.

(ii)	In the event that (x) the Plan is abandoned or terminated by Nodak Mutual, (y) Holdings fails to consummate the sale of the minimum number of the Shares by _______, 2016, in accordance with the provisions of the Plan, or (z) the Agent terminates this relationship because there has been a Material Adverse Effect, this Agreement shall terminate and no party to this Agreement shall have any obligation to the other hereunder, except that (1) the Nodak Parties shall remain liable for any amounts due pursuant to Sections 3, 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant and (2) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Nodak Parties of a warranty representation or covenant.

(iii)	If any of the conditions specified in Section 10 shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agent, this Agreement and all of the Agent’s obligations hereunder may be canceled by the Agent by notifying the Nodak Parties of such cancellation in writing at any time at or prior to the Closing Time, and any such cancellation shall be without liability of any party to any other party except that (x) the Nodak Parties shall remain liable for any amounts due pursuant to Sections 3, 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to breach by the Agent of a warrant, representation or covenant, and (y) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Nodak Parties of a warranty representation or covenant.

(b)	If Agent elects to terminate this Agreement as provided in this Section, the Nodak Parties shall be notified by the Agent as provided in Section 15 hereof.

(c)	If this Agreement is terminated in accordance with the provisions of this Agreement, the Nodak Parties shall pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for its reasonable expenses pursuant to Section 9.

(d)	Any of the Nodak Parties may terminate this Agreement in the event the Agent is in material breach of the representations and warranties or covenants contained in Section 5 and such breach has not been cured within a reasonable time period after the Nodak Parties have provided the Agent with notice of such breach.

(e)	This Agreement may also be terminated by mutual written consent of the parties hereto.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by United States certified mail, return receipt requested, or sent by a nationally recognized commercial courier promising next business day delivery (such as Federal Express) or transmitted by any standard form of telecommunication (such as facsimile or email) with confirming copy sent by regular U.S. mail. Notices shall be sent as follows:

If to Agent:	Griffin Financial Group, LLC
620 Freedom Business Center
2nd Floor
King of Prussia, Pennsylvania 10019
Attention: Jeffrey P. Waldron, Managing Director
Facsimile: (610) 371-7974
Email: jpw@griffinfingroup.com

If to the Nodak Parties:	Nodak Mutual Insurance Company
1101 1st Avenue North
Fargo, North Dakota 58102
Attention: Michael J. Alexander
Facsimile: (701) 298-4315
Email: jalexander@nodakmutual.com

With a copy to:	Stevens & Lee, PC
17 North 2nd Street
Harrisburg, Pennsylvania 17101
Attention: Scott H. Spencer, Esquire
Facsimile: (610) 236-4182
Email: shs@stevenslee.com

Any party may change the address or other information for notices set forth above by written notice to the other parties, which notice shall be given in accordance with this Section 15.

16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Nodak Parties and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers, directors, agents and employees referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

18. Governing Law and Construction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any signature delivered by facsimile or email (including any delivery by PDF) shall bind the parties hereto with the same effect as the delivery of a manually signed signature page.

20. Entire Agreement. Except for the Advisory Letter Agreement, as amended, this Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

21. Waiver of Trial by Jury. Each of the Agent and the Nodak Parties waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

NI HOLDINGS, INC.

By:
Michael J. Alexander, President and
Chief Executive Officer

NODAK MUTUAL INSURANCE COMPANY

By:
Michael J. Alexander, Executive Vice President and Chief Executive Officer

[COUNTERPART SIGNATURE OF GRIFFIN ON FOLLOWING PAGE]

The foregoing Agency Agreement is hereby confirmed and accepted as of the date first set and above written.

GRIFFIN FINANCIAL GROUP, LLC

By:
Jeffrey P. Waldron, Senior Managing Director

Schedule A

Persons Required to Enter into Lock-up Agreements

NONE

Exhibit A

Advisory Engagement Letter with Griffin Financial Group, LLC

Exhibit B

Form of Comfort Letter from WeiserMazars LLP

Exhibit C

Form of Lockup Agreement